Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Ken Hastings (425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Elects New Director

February 16, 2018, Bellevue, Washington – Mr. Franklin L. Feder has been elected to the PACCAR Inc Board of Directors, effective April 30, 2018, according to Mark Pigott, PACCAR executive chairman. Mr. Feder will succeed Luiz Kaufmann, who will retire from the Board on April 29, 2018. “PACCAR is very pleased that Frank Feder will be joining the Board. His years of management experience in international business, especially in South America, finance and manufacturing will benefit PACCAR in its global growth,” said Mark Pigott. “The Board thanks Luiz Kaufmann for his six years of excellent service to the company. Luiz has provided superb judgment and counsel as a director and was instrumental in PACCAR launching its Brasil DAF truck factory and enhancing its business in South America. We will miss him.”

Mr. Feder, 66, served as chief executive officer, Alcoa Latin America & Caribbean of Alcoa Inc. from 2004–2014. He previously served as vice president and director of corporate development of Alcoa Inc. from 1999–2004, chief financial officer of Alcoa Latin America from 1994–1999 and director corporate planning from 1990–1994. He was also managing partner of Technomic Consultores from 1978–1988, and a partner at Booz, Allen & Hamilton from 1989–1990. He currently serves as a director of Intercement, Companhia Brasileira de Aluminio, AES Tiete, Unigel, Instituto Ethos, WRI Brasil and Sitawi, all Brasil-based companies.

Mr. Feder earned an MBA from IMD in Lausanne, Switzerland and a BA from the Getulio Vargas Foundation in Sao Paulo, Brasil.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com